Exhibit 99.1

FOR RELEASE: IMMEDIATELY	Frank Leto, President, CEO
FOR MORE INFORMATION CONTACT:	610-581-4730
Mike Harrington, CFO
610-526-2466

Bryn Mawr Bank Corporation Completes Merger

with Royal Bancshares of Pennsylvania, Inc.

BRYN MAWR, Pa., December 15, 2017 (GLOBE NEWSWIRE) -- Bryn Mawr Bank Corporation (NASDAQ: BMTC) (the “Corporation” or “BMBC”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced it completed its previously announced merger with Royal Bancshares of Pennsylvania, Inc. (“RBPI”) (the “Merger”), the parent company of Royal Bank America (“RBA”), headquartered in Bala Cynwyd, Pennsylvania.

Frank Leto, President and Chief Executive Officer, stated, “This is an important milestone for our company and we are pleased to welcome Royal Bank’s customers and staff to the Bryn Mawr Trust family. Once the systems conversion is completed in February 2018, our combined institutions will operate under a common brand and all of our clients will enjoy access to 37 full-service branches located throughout the tri-state area” Mr. Leto continued, “The Merger provides a great opportunity to leverage the strengths of our combined organizations and make available to the Royal Bank customer base and markets a wider array of financial solutions. Attractive new services include residential mortgage lending, wealth management, insurance as well as access to our capital markets solutions. We are very excited about the opportunities this acquisition brings.”

Kevin Tylus, former President and Chief Executive Officer of RBA, who will be joining BMBC as a director added, “The Royal Bank family—our shareholders, Board of Directors and employees—are most proud to have finalized our merger with Bryn Mawr Trust. We are especially pleased with the wide range of Bryn Mawr Trust products and services that are now available to legacy Royal Bank customers. All of our combined employee base shares a deep commitment to customer and client service, just one example of our common cultures.”

The transaction is the Corporation’s tenth acquisition since 2008 and increases its assets to over $4.3 billion. The Merger will initially add twelve full-service branches, expanding the Bank’s footprint in very desirable market areas within Montgomery, Chester, Berks and Philadelphia Counties in Pennsylvania as well as Camden County in New Jersey. In addition, a loan production office located in Princeton, New Jersey will complement the Bank’s existing wealth management office in this central New Jersey market area. RBA branches will continue to operate under the Royal Bank America name until the completion of the banking systems conversion, currently scheduled for February 2018.

Pursuant to the terms of the Merger, RBPI merged with and into the Corporation, and immediately thereafter, RBA merged with and into the Bank, effective December 15, 2017. The 100% stock transaction is valued at approximately $138.5 million based on the closing price of the Corporation’s common stock on December 14, 2017, as listed on the NASDAQ Stock Market, of $44.10. In accordance with the terms of the Merger agreement, each share of RBPI Class A common stock has been converted into the right to receive 0.1025 shares of the Corporation’s common stock and each share of RBPI Class B common stock has been converted into the right to receive 0.1179 shares of the Corporation’s common stock. In addition, any in-the-money options to purchase RBPI Class A common stock were cashed-out prior to closing.

Boenning & Scattergood, Inc. served as financial advisor to Bryn Mawr Bank Corporation and Reed Smith LLP served as legal counsel to Bryn Mawr Bank Corporation. Both Sandler O'Neill & Partners, L.P., and RBC Capital Markets, LLC served as financial advisors to Royal Bancshares of Pennsylvania, Inc., and Stevens & Lee, P.C. served as legal counsel to Royal Bancshares of Pennsylvania, Inc.

Bryn Mawr Bank Corporation (NASDAQ: BMTC), including its principal subsidiary, The Bryn Mawr Trust Company (“BMT”) (founded in 1889; headquartered in Bryn Mawr, Pa.), is a locally managed financial services company providing retail and commercial banking, trust administration and wealth management, and insurance solutions. BMT operates 37 full-service retail bank locations in Montgomery, Chester, Delaware, Philadelphia and Berks Counties in Pennsylvania, Camden County in New Jersey and New Castle County in Delaware. For more information, please visit bmtc.com.

Forward-looking Statements

This filing contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding BMBC’s future plans, objectives, performance, revenues, growth, profits, operating expenses or BMBC’s or RBPI’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “indicate,” “estimate,” “target,” “potentially,” “promising,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this filing are cautioned that such statements are only predictions, and that BMBC’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors could cause actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and our business and financial condition and results of operations could be materially and adversely affected. In addition to factors previously disclosed in BMBC’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), such factors include, among others, that following completion of the transaction, the combined businesses may not perform as expected; that BMBC is unable to successfully implement integration strategies; reputational risks and the reaction of customers to the transaction; diversion of management time on merger integration-related issues; the integration of acquired business with BMBC may take longer than anticipated or be more costly to complete and that the anticipated benefits, including any anticipated cost savings or strategic gains may be significantly harder to achieve or take longer than anticipated or may not be achieved.  All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made.  BMBC does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review BMBC’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, as updated by quarterly or other reports subsequently filed with the SEC.